Exhibit 99

[LOGO] MARINE PRODUCTS
       CORPORATION

FOR IMMEDIATE RELEASE

      Marine Products Corporation Reports Fourth Quarter and Annual Results

ATLANTA, February 15, 2006 - Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2005. Marine Products Corporation is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended December 31, 2005, Marine Products generated net sales of $56,873,000, a 9.3 percent decrease compared to $62,684,000 last year. The decrease in net sales was due to a 21.3 percent decrease in the number of boats sold, partially offset by an 11.8 percent increase in the average gross selling price per boat. The increase in average gross selling price was due to a favorable model mix. Gross profit for the quarter was $13,153,000, or 23.1 percent of net sales, compared to $15,775,000, or 25.2 percent of net sales, in the prior year. The decrease in gross profit as percent of net sales was primarily the result of increased raw materials costs which were not offset by price increases.

Operating income for the quarter was $5,299,000, a 34.5 percent decrease compared to the fourth quarter last year due primarily to lower gross profit as selling, general and administrative expenses were approximately the same in both quarters. Operating income was 9.3 percent of net sales for the quarter compared to 12.9 percent of net sales in the prior year.

Net income for the quarter ended December 31, 2005 was $4,185,000, a 23.3 percent decrease compared to $5,457,000 in the prior year. Net income decreased due to lower operating income, partially offset by a lower effective tax rate resulting from the benefit of the new manufacturing deduction and a contingency adjustment, and increased interest income. Diluted earnings per share for the quarter were $0.11, a 15.4 percent decrease compared to $0.13 diluted earnings per share in the prior year.

Net sales for the twelve months ended December 31, 2005 were $272,057,000, a 7.8 percent increase compared to 2004. Net income for the year increased 10.4 percent to $26,223,000 or $0.65 diluted earnings per share compared to $23,743,000 or $0.58 diluted earnings per share last year. Diluted earnings per share increased because of higher operating income, a lower effective tax rate, and the impact of fewer shares outstanding due to open market

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4th Quarter and Annual 2005 Press Release

repurchases during 2005. The effective tax rate decreased because of higher deductions including the new manufacturing deduction, and higher tax-exempt income.

Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "As we previously discussed one quarter ago, we decreased our production volumes during the fourth quarter in response to concerns about retail sales arising from the hurricanes, rising fuel prices, and the potential of declining consumer confidence. We accomplished this during the fourth quarter, resulting in improved dealer inventory levels, while at the same time introducing our 2006 models. Our current backlog is comparable to the prior year due to higher average selling prices of dealer unit orders.

Hubbell continued, "The winter boat show season has started and will be an important indicator for our retail selling season during 2006. Retail traffic and sales coming from these shows are generally favorable, and dealers and retail buyers are also reacting positively to the new Chaparral and Robalo models that we have introduced for the 2006 model year. Both of these are positive indicators, given the concerns that we had at the beginning of the fourth quarter. For these reasons, we have increased production slightly above our fourth quarter 2005 levels in order to meet this demand. However, we continue to monitor closely consumer confidence, fuel prices, and other indicators of retail demand and will adjust production as necessary to maintain dealer inventories and backlog at appropriate levels."

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to strategically increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to capitalize on opportunities to increase market share, generate superior financial performance and build shareholder value, dealer and retail buyer reaction to our new models, and our ability to adjust production to maintain dealer inventories and backlog at appropriate levels. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, business interruptions due to adverse weather conditions,


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4th Quarter and Annual 2005 Press Release

increased interest rates, unanticipated changes in consumer demand and preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, our ability to insulate our financial results against increasing commodity prices, the impact of rising gasoline prices on consumer demand for our products, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K for the year ending December 31, 2004 filed with the Securities and Exchange Commission and its Form 10-Q for the quarter ending September 30, 2005, and its other SEC filings.

For information about Marine Products Corporation, please contact:

Ben M. Palmer
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

Jim Landers
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com


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4th Quarter and Annual 2005 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
-----------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME  (In thousands except per share data)
--------------------------------------------------------------------------------------------------------------------------------
Periods ended December 31, (Unaudited)       Fourth Quarter                                Twelve Months
--------------------------------------------------------------------------------------------------------------------------------
                                          2005        2004      BETTER (WORSE)       2005        2004       % BETTER (WORSE)
--------------------------------------------------------------------------------------------------------------------------------
Net Sales                                $56,873     $62,684         (9.3)%       $272,057    $252,418              7.8%
Cost of Goods Sold                        43,720      46,909          6.8          202,936     186,832             (8.6)
---------------------------------------------------------------------------------------------------------------------------
Gross Profit                              13,153      15,775        (16.6)          69,121      65,586              5.4
Selling, General and
  Administrative Expenses                  7,854       7,680         (2.3)          33,557      29,810            (12.6)
---------------------------------------------------------------------------------------------------------------------------
Operating Income                           5,299       8,095        (34.5)          35,564      35,776             (0.6)
Interest Income                              277         215         28.8            1,330         590            125.4
---------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                 5,576       8,310        (32.9)          36,894      36,366              1.5
Income Tax Provision                       1,391       2,853         51.2           10,671      12,623             15.5
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                               $ 4,185     $ 5,457        (23.3)%       $ 26,223    $ 23,743             10.4%
===========================================================================================================================

EARNINGS PER SHARE
   Basic                                 $  0.11     $  0.14        (21.4)%       $   0.69    $   0.62             11.3%
                                        =====================================    ==========================================
   Diluted                               $  0.11     $  0.13        (15.4)%       $   0.65    $   0.58             12.1%
                                        =====================================    ==========================================
AVERAGE SHARES OUTSTANDING
   Basic                                  37,185      38,530                        38,016      38,453
                                        =====================                    =======================
   Diluted                                39,053      40,811                        40,117      40,771
                                        =====================                    =======================